EXHIBIT 99.1

DOR BioPharma, Inc.
1101 Brickell Avenue
Miami, Florida 33131
www.dorbiopharma.com

DOR BioPharma Receives Unsolicited Acquisition Proposal from
Cell Therapeutics

MIAMI - January 19, 2007 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) announced today that it has received an unsolicited proposal from Cell Therapeutics, Inc. (Cell Therapeutics”, NASDAQ “CTIC”) to acquire DOR.

Under the proposed terms, Cell Therapeutics would issue the Company’s shareholders 29,000,000 shares of Cell Therapeutics’ common stock, representing 19.9% of Cell Therapeutics outstanding shares of common stock. Warrant and option holders would receive shares of Cell Therapeutics common stock in an amount determined using the Black Scholes pricing model. Cell Therapeutics has reserved the right to offer cash as consideration for the warrants instead of Cell Therapeutics common stock. In addition, Cell Therapeutics is also offering the potential for an additional $15 million payment (in stock or cash at the Company’s option) upon receipt of the approval of the U.S. Food & Drug Administration of the Company’s new drug application for orBec®. The proposal from Cell Therapeutics is subject to, among other things, the completion of satisfactory due diligence regarding clinical, regulatory, manufacturing and proprietary positioning for orBec®.

As previously announced on January 3, 2007, the Company entered into a non-binding letter of intent (the “Letter of Intent”) with Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”), which grants Sigma-Tau an exclusive right to negotiate terms and conditions for a possible business transaction or strategic alliance regarding the Company’s lead product, orBec®, and potentially other Company programs until March 1, 2007. Accordingly, absent express written permission from Sigma-Tau, the Company’s board of directors cannot consider Cell Therapeutics’ merger proposal at this time.

A copy of the Cell Therapeutics’ January 17, 2007 proposal is filed as an Exhibit to the Form 8-K filed today January 19, 2007.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR has filed an NDA with the FDA for the treatment of GI GVHD, and has received an FDA PDUFA date of July 21, 2007.  An MAA with the EMEA for orBec® has also been filed and validated. orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. The ricin toxin vaccine, RiVaxTM, has been evaluated successfully in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase 3 clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  There can be no assurance that neither the unsolicited proposed from Cell Therapeutics nor a transaction with Sigma-Tau will be realized. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:     Investor Contacts:
Evan Myrianthopoulos             Lippert/Heilshorn & Associates
Chief Financial Officer     Anne Marie Fields (afields@lhai.com)
(786) 425-3848         (212) 838-3777
www.dorbiopharma.com    Bruce Voss (bvoss@lhai.com)
                    (310) 691-7100